AGREEMENT AND PLAN OF REORGANIZATION

                             BETWEEN

           EDUCATIONAL STORYBOOKS INTERNATIONAL, INC.,

                               AND

                EARTH CARE GLOBAL HOLDINGS, INC.

              AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (hereinafter the
"Agreement") is entered into effective as of this       day of
December, 1995, by and among Educational Storybooks International, Inc., a Nevada corporation (hereinafter "ESB"); Michael P. Dixon, the sole officer and director of ESB, (hereinafter "Dixon") and Earth Care Global Holdings, Inc., a Florida corporation (hereinafter "Earth Care").

                            RECITALS:

     WHEREAS, ESB is in the process of forming a wholly-owned subsidiary in the State of Nevada under the name Educational Resources, Inc., (hereinafter "ERI") and the boards of directors of ESB, ERI and Earth Care, respectively, deem it advisable and in the best interests of such corporations and their respective shareholders that ERI merge with and into Earth Care pursuant to this Agreement and the Plan and Articles of Merger in the form attached hereto as Exhibit "A" and pursuant to applicable provisions of Florida and Nevada law (such transaction hereafter referred to as the "Merger"). ERI and Earth Care are sometimes hereinafter collectively referred to as the "Constituent Corporations".

     WHEREAS, ERI shall have an authorized capitalization consisting of 5,000 shares of no par value common stock, of which 1,000 shares shall be issued and outstanding and owned by ESB as of the date hereof; and Earth Care has an authorized capitalization consisting of 1,000,000 shares of preferred stock, $.01 par value, none of which shares are outstanding and 10,000,000 shares of common stock, $.01 par value ("Earth Care Common Stock"), of which 743,137 shares shall be issued and outstanding as of the Closing hereof. All of the outstanding shares of Earth Care Common Stock are owned by the shareholders of Earth Care as set forth on the attached Exhibit "B" (hereafter "Earth Care Shareholders").

     NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                            AGREEMENT

     1. Plan of Reorganization. The parties hereto do hereby agree that ERI shall be merged with and into Earth Care upon the terms and conditions set forth herein. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

     2. Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, ERI shall be merged with and into Earth Care as of the Effective Date (the terms "Closing" and "Effective Date" are defined in Section 7 hereof),
Earth Care shall be the surviving corporation (the "Surviving Corporation") and the separate existence of ERI shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the following conditions:

     (a)  Corporate Existence

          (1) At the Effective Date, the Surviving Corporation shall continue its corporate existence as a Florida corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

          (2) At the Effective Date, (i) the Articles of Incorporation and the By-laws of Earth Care, as existing immediately prior to the Effective Date, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of Earth Care holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by law and the by-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of Earth Care at the Effective Date shall hold the same offices of the Surviving Corporation.

     (b)  re-Merger Events and Recapitalizations.

          (1) ESB shall have completed the sale of 700,000 post split shares of its common stock in a limited offering (the "Limited Offering") for an aggregate amount of $1,000,000, which funds shall be on deposit in an escrow account prior to Closing and shall be disbursed at Closing simultaneous with the acquisition of Earth Care.

          (2) ESB shall have completed the distribution to its existing shareholders of 950,000 Series A and 950,000 Series B Warrants to purchase shares of ESB common stock at $2.50 and $4.50 per share, respectively, exercisable at any time prior to June 30, 1998. The form of the Series A and Series B Warrants are attached hereto as Exhibit "D". The Warrants shall not be exercisable unless a current registration statement is in effect. The Warrants shall be redeemable at $.01 per Warrant upon 30 day written notice and if the closing bid price of the common stock equals or exceeds $4.00 per share for the Series A Warrant and $6.00 per share for the Series B Warrant at any time for twenty consecutive trading days.

          (3) ESB shall have effectuated a recapitalization involving a 1 for 16 reverse stock split (the "ESB Reverse Stock Split") wherein at or prior to closing the Merger, it shall have 950,000 shares of its common stock issued and outstanding and no other shares of capital stock issued or outstanding not taking into account shares sold in the Limited Offering.

          (4) Earth Care shall have completed the issuance of its shares of common stock including conversion of notes, payment for expenses, payment for employee compensation, rights offering and other similar matters as set forth on Exhibit "B", so that it shall have 743,197 shares outstanding at the Closing including 20,000 shares issued to Trinity American Corp.

     (c)  Conversion of Securities.

          As of the Effective Date and without any action on the part of ESB, ERI, Earth Care or the holders of any of the securities of any of these corporations each of the following shall occur:

          (1) Immediately prior to Closing, Earth Care shall have 743,197 shares of Earth Care Common Stock outstanding. Each share of Earth Care Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into 5.6463 shares of ESB Common Stock (after giving effect to the ESB Reverse Stock Split) or an aggregate of 4,196,316 ESB shares. The holders of these 743,197 Earth shares of Common Stock are hereinafter referred to as the "Earth Care Historical Shareholders. All such shares of Earth Care Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of ESB Common Stock into which such shares of Earth Care Common Stock were converted. The holders of such certificates previously evidencing shares of Earth Care Common Stock Earth Care outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Earth Care Common Stock except as otherwise provided herein or by law;

          (2) 353,684 shares of ESB Common Stock shall be reserved for issuance upon exercise of an existing option held by Magellan Finance Corp. (the "Magellan Option"). In the event the Magellan Option is not exercised in whole or in part, then those shares reserved for the Magellan Option but not purchased by exercise of said option shall be issued on a pro rata basis to the Earth Care Historical Shareholders in proportion to the Earth Care shares they owned at Closing. It is agreed that the Magellan Option expires on December 31, 1996.

          (3) Any shares of Earth Care Common Stock held in the treasury of Earth Care immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

          (4) Each share of capital stock of ERI issued and outstanding immediately prior to the Effective Date shall be converted into one share of common stock of the Surviving Corporation and thereafter each stock certificate of ERI shall evidence ownership of shares of common stock of the Surviving Corporation;

          (5) The 950,000 shares of ESB Common Stock (after giving effect to the ESB Reverse Stock Split) previously issued and outstanding prior to the Merger will remain outstanding and the 700,000 shares of ESB Common Stock (after giving effect to the ESB Reverse Stock Split) sold in the Limited Offering shall be issued at Closing;

          (6) Earth Care shall have no other securities or instruments convertible into or exercisable for shares of Earth Care Common Stock except for convertible promissory notes issued in the private placement.

     (d)  Post-Merger Events.

          Immediately after the Effective Date, ESB shall file an amendment to its articles of incorporation with the Secretary of State of the State of Nevada in substantially the form attached hereto as Exhibit "D" effecting the amendment to its certificate of incorporation to change its name to "U.S. Plastic Lumber Corp." or such other name as is selected by Earth Care and to accomplish the other matters agreed to by the parties hereto.

     (e)  Other Matters.

          (1) Except for the recapitalization of ESB, including the ESB Reverse Stock Split, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of, ESB's capital stock after the date hereof and there shall be no dividends paid on ESB's capital stock after the date hereof, in each case through and including the Effective Date.

          (2) Earth Care shall have received all requisite director and shareholder approval of all matters set forth herein and no shareholder of Earth Care shall have exercised any dissenters rights under applicable corporate law.

          (3) ESB shall have received all requisite shareholder approval of the matters set forth herein.


     3. Delivery of Shares; Exchange of Other Securities. On or as soon as practicable after the Effective Date, Earth Care will use its best efforts to cause the Earth Care Stockholders to surrender for cancellation certificates representing their shares of Earth Care Common Stock, against delivery of certificates representing the shares of ESB Common Stock for which the shares of Earth Care Common Stock are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented a Earth Care certificate shall be deemed for all corporate purposes to evidence ownership of the same number of shares of ESB Common Stock into which the Earth Care certificate shall have been so converted.

     4. Earn Out Shares. The Earth Care Historical Shareholders shall be entitled to receive on a pro rata basis an aggregate of 2,000,000 additional shares of ESB common stock at any time prior to December 31, 2000, in the event that Earth Care, on a consolidated basis, reaches net sales (less returns) or production of at least 2,000,000 pounds of plastic lumber product per month for three consecutive months. These shares shall be issued to the Earth Care Historical Shareholders on the basis of
2.6911 shares for every one Earth Care share of Common Stock they owned at Closing.

     5. Representations of Earth Care. Earth Care hereby represents and warrants as follows with respect to Earth Care and its subsidiaries which warranties and representations shall also be true as of the Effective Date:

          (a)  Except as noted on Exhibit "B", the Earth Care
     Stockholders listed on the attached Exhibit "B" are the sole owners of record and beneficially of the issued and outstanding securities of Earth Care.

          (b) Earth Care has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in Exhibit B, attached hereto.

          (c) The current unaudited financial statements as of September 30, 1995, and the audited consolidated financial statements as of December 31, 1994 and 1993, of Earth Care which have been delivered to ESB (hereinafter collectively referred to as the "Earth Care Financial Statements") are complete, accurate and fairly present the financial condition of Earth Care as of the dates thereof and the results of its operations for the periods covered, subject, in the case of the unaudited interim statements, to normal year-end audit adjustments. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the Earth Care Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Earth Care as reflected in the Earth Care Financial Statements. Earth Care has good title to all assets shown on the Earth Care Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The year end audited financial statement of Earth Care for the years ended December 31, 1994 and 1993, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto).

          (d) Since September 30, 1995, there have not been any material adverse changes in the financial position of Earth Care except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Earth Care.

          (e) Earth Care is not a party to any material pending litigation (other than as described in writing on an exhibit attached hereto) or, to its best knowledge, any governmental investigation or proceeding, not reflected in the Earth Care Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Earth Care.

          (f) Earth Care is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on Earth Care.

          (g) Earth Care has (or, by the Effective Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date.

          (h) Earth Care has not materially breached any material agreement to which it is a party. Earth Care has previously given ESB copies or access thereto of all material contracts, commitments and/or agreements to which Earth Care is a party including all relationships or dealings with related parties or affiliates.

          (i)  Earth Care has no subsidiary corporations except
     Earth Care Products of America, Inc., Earth Care Products of
     Tennessee, Inc. and Earth Care Products of New Jersey, Inc.

          (j) Earth Care has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of ESB prior to the Effective Date, during reasonable business hours and on reasonable notice.

          (k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which Earth Care is a party and has been duly authorized by all appropriate and necessary corporate action and Earth Care, to the extent required, has obtained all necessary approvals or consents required by any agreement to which Earth Care is a party.

          (l) All information regarding Earth Care which has been provided by Earth Care for use by ESB in its proxy statement or otherwise is true, complete and accurate in all material respects.

     6. Representations of ESB. ESB, ERI and Dixon hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Effective Date:

          (a) As of the Effective Date, the shares of ESB Common Stock, to be issued and delivered to the Earth Care Shareholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of ESB capital stock, fully-paid and nonassessable.

          (b) ESB Common Stock issuable upon exercise of Assumed Securities as defined herein has been duly authorized for issuance and reserved by ESB and will, when issued, against payment therefor, be validly issued and outstanding and fully paid and nonassessable.

          (c) ESB and ERI have the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of ESB and ERI. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which ESB or ERI is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to ESB, ERI or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective certificates of incorporation or by-laws of ESB or ERI.

          (d) ESB has delivered to Earth Care a true and complete copy of its unaudited financial statements for the nine months ended September 30, 1995, and audited financial statements for the year ended December 31, 1994 ("ESB Financial Statements"). The ESB Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of ESB as of the dates thereof and the results of its operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments. ERI has no financial statements because it is newly formed for the purpose of effectuating this Merger and it has no assets, liabilities, contracts or obligations of any kind. ESB has no subsidiaries except for ERI, and ERI has no subsidiaries.

          (e) Since September 30, 1995, there have not been any material adverse changes in the financial condition of ESB.

          (f) Neither ESB nor ERI is a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the ESB Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of Dixon, threatened or contemplated against or affecting ESB, or its properties.

          (g) ESB and ERI are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

          (h) ESB and ERI have filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the ESB Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. Neither ESB nor ERI is delinquent or obligated for any tax, penalty, interest, delinquency or charge.

          (i) ESB's authorized capital stock shall, at Closing, consist of: (i) 50,000,000 shares of Common Stock, $.0001 par value, of which 950,000 shares shall be issued and outstanding, and 5,000,000 shares of $.001 par value preferred stock, no shares of which shall be outstanding (not considering the 700,000 shares to be sold in the Limited Offering). ERI's capitalization shall consist of 5,000 shares of no par value common stock ("ERI's Common Stock"), of which 1,000 shares shall be outstanding, all of which shall be owned by ESB, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of ESB are validly issued, fully paid and nonassessable. There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of either ESB or ERI.

          (j) ESB and ERI have (and at the Closing they will have) disclosed in writing all events, conditions and facts materially affecting the business, financial conditions or results of operations of either ESB or ERI.

          (k) The corporate financial records, minute books, and other documents and records of ESB and ERI have been made available to Earth Care prior to the Closing.

          (l) ESB has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that ESB has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its properties is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which ESB is subject.
     ESB hereby represents that it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to Earth Care all relationships or dealings with related parties or affiliates.

          (m) ESB has complied with the provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its initial public stock offering. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

          (n) The ESB Common Stock is eligible for quotation on the NASD Electronic Bulletin Board and there are no stop orders in effect with respect thereto.

          (o) All information regarding ESB which has been provided to Earth Care, will be used in the ESB Proxy Statement or otherwise used in connection with the Limited Offering is true, complete and accurate in all material respects.

     7. Closing. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing shall be no later than February 15, 1996, unless extended by mutual consent of all parties hereto. The "Effective Date" of the Merger shall be that date on which executed copies of the attached Plan and Articles of Merger are filed with the Secretary of State of Florida and Nevada.

     8.  Conditions Precedent to the Obligations of Earth Care.
All obligations of Earth Care under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

          (a) The representations and warranties by or on behalf of Dixon, ESB, and ERI contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

          (b) ESB and ERI shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

          (c) On or before the Closing, the board of directors of ESB and ERI, and ESB as sole shareholder of ERI shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

          (d) On or before the Closing Date, ESB and ERI shall have delivered certified copies of resolutions of the sole shareholder and sole director of ERI and of the board of directors and shareholders of ESB approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable ESB and ERI to comply with the terms of this Agreement including the election of Earth Care's nominees to the Board of Directors of ESB and all matters outlined herein.

          (e) ESB's stockholders shall have duly approved all applicable matters described in this Agreement in accordance with applicable law.

          (f) ESB shall have raised at least $1,000,000 in its Limited Offering.

          (g) The Merger shall be permitted by applicable state law and ESB shall have sufficient shares of its capital stock authorized to complete the Merger.

          (h) At Closing, the existing sole officer and director of ESB shall have resigned in writing from all positions as a director and officer of ESB upon the election and appointment of the Earth Care nominees.

          (i) At the Closing, all instruments and documents delivered to Earth Care Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Earth Care.

          (j) At the Closing, upon consummation of the Merger, ESB shall have the authorized capital as described in paragraph 6(i) hereof.

          (k) The shares of restricted ESB capital stock to be issued to Earth Care Shareholders at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in a nonpublic offering and isolated transaction in compliance with all federal, state and applicable securities laws.

          (l) Earth Care shall have received the advice of its tax advisor that this transaction is a tax free reorganization as to the exchanging Earth Care shareholders.

          (m) Earth Care shall have received all necessary and required approvals and consents from required parties and its shareholders.

          (n) At the Closing, ESB and ERI shall have delivered to Earth Care an opinion of its counsel dated as of the Closing to the effect that:

               (i)  ESB and ERI, each is a corporation duly
          organized, validly existing and in good standing under the laws of the jurisdiction of incorporation;

               (ii) This Agreement has been duly authorized, executed and delivered by ESB and ERI and is a valid and binding obligation of ESB and ERI enforceable in accordance with its terms;

               (iii)  ESB and ERI each through its Board of
          Directors and stockholders have taken all corporate action necessary for performance under this Agreement;

               (iv) The documents executed and delivered to Earth Care and Earth Care Shareholders hereunder are valid and binding in accordance with their terms and vest in Earth Care Shareholders, as the case may be, all right, title and interest in and to the shares of ESB's Common Stock to be issued pursuant to Section 2 hereof, and the shares of ESB capital stock when issued will be duly and validly issued, fully-paid and nonassessable; and

               (v) ESB and ERI each has the corporate power to execute, deliver and perform under this Agreement.

               (vi) Legal counsel for ESB and ERI is not aware of any liabilities, claims or lawsuits involving ESB or ERI.

               (vii) In connection with the issuance of ESB securities to persons who were purchasers in the private placement The shares of ESB Common Stock issuable upon conversion of the Convertible Promissory Notes have been duly authorized for issuance and reserved by ESB and will, when issued and delivered, against payment of the consideration therefor, be validly issued and outstanding, fully paid and nonassessable, and will not be subject to preemptive rights.

       9.  Conditions Precedent to the Obligations of ESB and
ERI. All obligations of ESB and ERI under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) The representations and warranties by Earth Care contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

          (b) Earth Care shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing;

          (c) Earth Care shall deliver on behalf of its shareholders other than purchasers in the private placement, a letter commonly known as an "Investment Letter," in substantially the form attached hereto as Exhibit "F", acknowledging that the shares of ESB Common Stock are being acquired for investment purposes.

          (d) ESB shall have received at least $1,000,000 in its Limited Offering.

          (e) Earth Care shall deliver an opinion of its legal counsel to the effect that:

               (i) Earth Care and its subsidiaries is each a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on the company;

               (ii) Earth Care and its subsidiaries each has the corporate power to carry on its business as now being conducted; and

               (iii) This Agreement has been duly authorized, executed and delivered by Earth Care.

     10. Indemnification. For a period of two years from the Closing Dixon, ESB and ERI agree to jointly and severally indemnify and hold harmless Earth Care, and Earth Care agrees to indemnify and hold harmless Dixon, ESB and ERI, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

     11. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for two years from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

     12. Documents at Closing. At the Closing, the following documents shall be delivered:

     (a) Earth Care will deliver, or will cause to be delivered, to ESB the following:

               (i) a certificate executed by the President and Secretary of Earth Care to the effect that all representations and warranties made by Earth Care under this Agreement are true and correct as of the Closing, the same as though originally given to ESB or ERI on said date;

               (ii)  a certificate from the state of
          incorporation of Earth Care dated at or about the Closing to the effect that Earth Care is in good standing under the laws of said state;

               (iii)  Investment Letters in the form attached
          hereto as Exhibit "F" executed by each historical Earth
          Care Shareholder;

               (iv)  such other instruments, documents and
          certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

               (v) executed copies of the Plan and Articles of Merger for filing; and certified copies of resolutions by the shareholders and directors of Earth Care authorizing this transaction; and

               (vi) all other items, the delivery of which is a condition precedent to the obligations of ESB and ERI, as set forth herein.

               (vii) the legal opinion required by Section 9(e) hereof.

     (b) ESB and ERI will deliver or cause to be delivered to Earth Care:

               (i) stock certificates and warrants representing those securities of ESB to be issued as a part of the exchange as described in Section 2 hereof;

               (ii) a certificate of the President/Secretary of ESB and ERI, respectively, to the effect that all representations and warranties of ESB and ERI made under this Agreement are true and correct as of the Closing, the same as though originally given to Earth Care on said date;

               (iii) certified copies of resolutions adopted by ESB's and ERI's Board of Directors and ESB's and ERI's
          Stockholders authorizing the Merger and all related matters;

               (iv)  certificates from the jurisdiction of
          incorporation of ESB and ERI dated at or about the Closing Date that each of said companies are in good standing under the laws of said state;

               (v)  opinion of ESB's counsel as described in
          Section 9(n) above;

               (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

               (vii)  resignation of all of the officers and
          directors of ESB and ERI; and

               (viii) all other items, the delivery of which is a condition precedent to the obligations of Earth Care, as set forth in Section 8 hereof.

     13. Finder's Fees. Dixon, ESB and ERI, jointly and severally, represent and warrant to Earth Care, and Earth Care represents and warrants to each of Dixon, ESB and ERI, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby. In this regard, Dixon, ESB and ERI, jointly and severally, on the one hand, and Earth Care on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability.

     14.  Miscellaneous.

          (a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

          (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          (c) Termination. All obligations hereunder may be terminated at the discretion of either party's Board of Directors if (i) the closing conditions specified in Sections 8 and 9 are not met by January 31, 1996, unless extended, or (ii) any of the representations and warranties made herein have been materially breached.

          (d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

          (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

          (f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

          (i) Entire Agreement. This Agreement and the attached Exhibits including the Plan and Articles of Merger attached hereto as Exhibit "A" is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

          (j)  Time.  Time is of the essence.

          (k) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

          (l) Responsibility and Costs. Regardless of whether the Merger is consummated all fees, expenses and out-of-pocket costs, including without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                    EDUCATIONAL STORYBOOKS INTERNATIONAL,INC.



                    By: /s/ Michael P. Dixon
                         Michael P. Dixon, President/Secretary


                     /s/ Michael P. Dixon
                         Michael P. Dixon, individually


                    EARTH CARE GLOBAL HOLDINGS, INC.


                    By: /s/ Harold H. Gebert
                         Harold H. Gebert, Chairman